UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Hill International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-0953973
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

One Commerce Square 2005 Market Street, 17th Floor Philadelphia, PA	19103
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: N/A (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered

On May 4, 2015, the Board of Directors of Hill International, Inc. (the “Company”) declared a dividend of one preferred share purchase right (a “Right”) payable on May 18, 2015, for each outstanding share of Common Stock, par value $0.0001 per share, outstanding on May 18, 2015 to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Preferred Stock, par value $0.0001 per share (the “Preferred Shares”), of the Company, at a price of $20.00 per one one-thousandth of a Preferred Share represented by a Right, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the “Rights Agreement”), dated as of May 5, 2015, between the Company and American Stock Transfer & Trust Company, LLC as Rights Agent.

The Rights Agreement (which includes the Form of Certificate of Designation of Series A Preferred Stock as Exhibit A, the Form of Rights Certificate as Exhibit B, and the Summary of Rights as Exhibit C) is attached hereto as an exhibit and is incorporated herein by reference. The description of the Right is incorporated herein by reference to the description set forth under “Entry into a Material Definitive Agreement” in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 11, 2015 and is qualified in its entirety by reference to the Rights Agreement and such exhibits thereto.

Item 2. Exhibits

The documents listed below are filed as exhibits to this Registration Statement.

Exhibit No.	Description

3.1

Certificate of Designation of Series A Preferred Stock of Hill International, Inc., as filed with the Secretary of State of the State of Delaware on May 6, 2015 (incorporated herein by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed on May 11, 2015).

4.1

Rights Agreement, dated May 5, 2015, between Hill International, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent, which includes the Form of Certificate of Designation of Series A Preferred Stock as Exhibit A, the Form of Rights Certificate as Exhibit B, and the Summary of Rights as Exhibit C (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 11, 2015).

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

HILL INTERNATIONAL, INC.

Dated: May 15, 2015	By:	/s/ William H. Dengler, Jr.
William H. Dengler, Jr.
	Title:	Senior Vice President and General Counsel

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